meanings given to them in the Agreement). Pursuant thereto, interest shall accrue on amounts outstanding hereunder from time to time: (a) at a fluctuating per annum rate equal to the Reference Rate plus the Applicable Margin, or (b) at Borrower's option, subject to the Terms of the Agreement, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin. A change in the interest rate for Reference Rate Loans shall take effect on the day specified in the public announcement of the change in the Reference Rate. Interest shall be computed on the basis of a 360-day year and actual days elapsed. Interest shall become due and payable in accordance with the terms of the Agreement.

All unpaid principal and interest outstanding hereunder shall be due and payable as provided in the Agreement. This Note may be amended, modified, supplemented or replaced as provided in the Agreement.

This Note is one of the Notes referred to in the Agreement, and is issued in conjunction with, is entitled to all of the rights, benefits and privileges provided in, the Agreement, as now existing or as the same may from time to time be supplemented, modified or amended. The Agreement, among other things, provides that amounts outstanding hereunder from time to time may be repaid pursuant to the Agreement and reborrowed from time to time pursuant to the Agreement, and contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note amends and restates in full that certain Revolving Note, dated May 15, 2002, in the principal amount of Twenty Million Dollars ($20,000,000.00) (the "Original Note"), and increases the principal amount of the Original Note due to an increase of the Commitment of the Lender made pursuant to Section 2.12 of the Agreement. The Original Note, together with other Notes dated May 15, 2002, made by the undersigned pursuant to the Agreement, collectively amend and restate in full that certain First Amended and Restated Revolving Promissory Note dated May 16, 2000, made by the undersigned and payable to the order of Bank of America, N.A. in the maximum principal amount of $120,000,000.00, which First Amended and Restated Revolving Promissory Note was made pursuant to that certain First Amended and Restated Revolving Loan Agreement dated as of May 16, 2000, among the undersigned, as "Borrower", Bank of America, N.A., as "Administrative Agent", and the lenders party thereto, which First Amended and Restated Revolving Loan Agreement has been amended and restated in full by the Agreement.

Lender may endorse on a schedule annexed to this Note the date, amount and maturity of each Loan that it makes pursuant to the Agreement and the amount of each payment of principal that Borrower makes with respect thereto. Borrower irrevocably authorizes Lender to endorse this Note, and Lender's record shall be conclusive absent manifest error: provided, however, that Lender's failure to make, or its error in making a notation on the attached schedule with respect to any Loan shall not limit or otherwise effect Borrower's obligations to Lender hereunder or under the Agreement.

Borrower waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Time is of the essence hereof.

This Note has been executed by the undersigned in the State of California, and shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflicts of law principles.

ESSEX PORTFOLIO, L.P.,
a California limited partnership

By: ESSEX PROPERTY TRUST, INC.,
A Maryland corporation, its General Partner

By:______________________
Name:______________________
Title:______________________

10-Q Exhibit 31.1

Exhibit 31.1

ESSEX PROPERTY TRUST, INC.
CERTIFICATION PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Keith R. Guericke, Chief Executive Officer of Essex Property Trust, Inc., certify that:

  I have reviewed this quarterly report on Form 10-Q of Essex Property Trust, Inc.;

  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

    Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

    Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial data; and

    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

November 14, 2003

By: /s/ KEITH R. GUERICKE

Keith R. Guericke
Cheif Executive Officer
Essex Property Trust, Inc.